PRIVATE PLACEMENT AGENT AGREEMENT

AGREEMENT made as of the 16th day of August 2013, by and among the Infinity Core Alternative Fund (the “Fund”), Vivaldi Asset Management LLC an Illinois limited liability company, the investment adviser to the Funds with its principal office and place of business at 1622 Willow Road, Suite 101, Northfield, IL 60093 (the “Investment Adviser”), and Foreside Fund Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, ME 04101 (“Placement Agent”).

WHEREAS, interests in the Funds (“Interests”) have not been registered under the Securities Act of 1933 (as amended, the “Act”) and it is intended that Interests shall not be required to be registered under the Act by virtue of the exemption afforded by Section 4(2) thereof and Rule 506 under Regulation D thereunder; and the Funds have not been registered as investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”) and it is intended that each Fund be exempt from such registration by virtue of the exemption afforded by sections 3(c)(1) and/or 3(c)(7) thereof;

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the Private Placement Memorandum of the Fund (as amended from time to time, the “Offering Memorandum”);

WHEREAS, the Investment Adviser and each of the Funds desire to retain Placement Agent to advise, consult with and assist the Funds with the private placement of Interests; and

WHEREAS, this Agreement sets forth the terms and conditions upon which Placement Agent will serve as private placement agent for the Fund;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

section 1. OFFERING OF INTERESTS; PLACEMENT AGENT’S DUTIES

(a) Placement Agent is hereby authorized to act as agent of the Fund for the placement of the Interests during the term of this Agreement and subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the laws governing the sale of securities in the various states (the “Blue Sky Laws”). Notwithstanding anything to the contrary in this Agreement, only officers or employees of the Investment Adviser (“Adviser Reps”) shall solicit potential investors, distribute marketing materials, subscription and other materials to potential investors, or otherwise service or assist in the offering of the Interests during the term of this Agreement. The Adviser Reps shall identify U.S.-domiciled “Institutional Investors” (as defined in Section 2211(a)(3) of the Rules of the Financial Industry Regulatory Authority (“FINRA”)) who are “U.S. Persons” (as defined in Rule 902(k) under the Act, “accredited investors” (as defined in Rule 501(a) under the Act), and meet other eligibility standards set forth in the Offering Memorandum, as amended or supplemented from time to time (investors meeting all of the foregoing qualifications, “Eligible Investors”). The provisions of this paragraph do not obligate Placement Agent to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Placement Agent to sell any particular number of Interests.

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(b) Subject to applicable law and as requested by the Fund, the Placement Agent shall enter into agreements (“Sub-Placement Agent Agreements”) with financial intermediaries (each a “Financial Intermediary” and collectively, “Financial Intermediearies”).

(c) The Placement Agent shall devote such time and personnel as it, in its discretion, deems appropriate, and shall not be required to devote any minimum amount of time or personnel, or raise any minimum amount of funds, in connection with its services hereunder.

(d) The Placement Agent agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and, if required by law and/or regulation, shall file with appropriate regulators such advertising materials and sales literature. The Placement Agent agrees to furnish to the Fund any comments provided by regulators with respect to such materials.

(e) This Agreement shall not be deemed to restrict or limit the ability of the Placement Agent and its affiliates to provide other services to the Fund or its affiliates or to receive compensation for such services.

(f) All subscriptions for Interests shall be made through Financial Intermediaries or Adviser Reps and directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it. The Fund shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Offering Memorandum. The Fund shall give notice of such determination to the individual subscriber and the Financial Intermediary responsible for the subscription. No interest will be paid to subscribers on rejected subscriptions.

(g) The Placement Agent shall be held harmless and shall incur no liability whatsoever in the event that the purchase of Interests under any subscription is not consummated due to any action or omission of the subscriber, the Fund, the Financial Intermediaries, or any other reason other than the willful misfeasance, bad faith or gross negligence of the Placement Agent. The Placement Agent shall not have any obligation to purchase any of the Interests as principal under any circumstances.

(h) Placement Agent agrees that it will not conduct, and will not authorize or permit any Financial Intermediary to conduct, a general solicitation or general advertising (as such terms are defined in Regulation D) with respect to the Interests.

(i) The activities that are conducted by Placement Agent with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the Offering Memorandum, applicable laws and regulations, and the terms of this Agreement. Placement Agent will require each Financial Intermediary to ensure that prospective Eligible Investors are required to execute and deliver a Subscription Agreement to the Fund in connection with their initial subscription for Interests. The Fund shall furnish copies of the Offering Memorandum and the Subscription Agreement to the Financial Intermediaries in reasonable quantities upon request.

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(j) Placement Agent shall permit Financial Intermediaries to offer the Interests only to Eligible Investors only in jurisdictions in which the Fund is permitted to offer its Interests, provided that the Fund or the Investment Adviser has provided Placement Agent in advance with a list of jurisdictions in which such offering may not be made.

section 2. COMPLIANCE WITH APPLICABLE SECURITIES LAWS

(a) With respect to their respective activities under this Agreement, each of Placement Agent, the Investment Adviser and the Fund agrees that it will comply with the applicable requirements of (i) the Act (including Regulation D), (ii) the 1940 Act (including sections 3(c)(l) and/or 3(c)(7)), (iii) the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made and (v) with respect to Placement Agent, with all applicable rules and regulations of FINRA. In connection with the foregoing, Placement Agent agrees to comply with such procedures as may be necessary in order that no act or omission to act by Placement Agent in connection with the Fund’s offering of Interests shall cause to become unavailable (i) the exemption from registration of the Interests under the Act provided by Section 4(2) thereof and Rule 506 of Regulation D thereunder, or (ii) the exemption from registration of the Fund under the 1940 Act provided by sections 3(c)(l) and/or 3(c)(7) thereof.

Placement Agent acknowledges ad agrees that it is not authorized to give any information or make any representation other than those contained in (i) the Offering Memorandum or (ii) any sales literature, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the placement of Interests (all such materials except the Offering Memorandum being collectively referred to as “Related Offering Materials”).

(b) Interests in the Fund will be offered on a private placement basis to Eligible Investors only. Neither the Fund nor any person acting on its behalf, shall offer or sell Interests by any form of general solicitation or general advertising, including, without limitation, the methods described in Rule 502(c) of Regulation D under the Act.

(c) The Fund shall prepare the Offering Memorandum and the application for Interests to be used in connection with all subscriptions (the “Subscription Application”). During the continuous offering, the Fund will deliver to the Placement Agent, without charge, at its principal place of business, as many copies of the foregoing documents as the Placement Agent may reasonably request.

(d) The Fund shall extend to prospective investors an opportunity, prior to purchase of any Interests, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

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(e) The Placement Agent may rely upon advice given by the Fund and the Fund’s counsel, from time to time, as to the legality of, and any restrictions placed on, the offer or sale of Interests in jurisdictions where Interests are or may be offered. Subject to the foregoing and other provisions of this Agreement, the Placement Agent is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Placement Agent in connection with its services hereunder, including applicable rules of FINRA.

(f) The Fund agrees that no Interests shall be offered in any jurisdiction outside of the United States (a “Foreign Jurisdiction”) unless

(i) The Fund obtains prior written approval from Placement Agent.

(ii) The Fund notifies Placement Agent in writing of any contemplated offering in a Foreign Jurisdiction, in each case setting forth the following information: (A) name of the Fund; (B) the applicable Foreign Jurisdiction; (C) whether, and, if so, with which regulatory authorities the Fund may need to be registered; (D) the location(s) from which the offering activities are proposed to be conducted and the scope of such activities; (E) whether the Fund will be offered or sold to investors or intended investors through agents that are licensed to do the same in the applicable Foreign Jurisdiction; and (F) such other information, including legal analysis, as Placement Agent may deem relevant.

(iii) The Fund shall certify to Placement Agent that, based on the activity of registered representatives in the applicable foreign jurisdiction, the Fund has taken all necessary action to comply with the laws and regulations of such foreign jurisdiction (“Foreign Laws and Regulations”) to offer and sell its Interests in the applicable foreign jurisdiction including registration of such Interests, if required.  The Fund must also provide Placement Agent with written confirmation from outside counsel stating that, provided that Fund has complied with the applicable Foreign Laws and Regulations, such Foreign Laws and Regulations do not require registration or any other action by Placement Agent with respect to that foreign jurisdiction.

(iv) Placement Agent reserves the right to restrict or prohibit any offering in a Foreign Jurisdiction as Placement Agent reasonably deems necessary, in consultation with the Fund, to comply with applicable law.

(v) The Fund and Investment Adviser represent that they have in place policies and procedures to comply with the laws, rules and regulations of any Foreign Jurisdiction governing private offerings of the Fund.

section 3. STATE BLUE SKY QUALIFICATION

The Fund will be responsible for ensuring that any notices or filings are made, that are necessary for the purposes of achieving an exemption from registration of the Interests under the Blue Sky Laws as may be applicable in connection with the transactions contemplated by this Agreement, including the filing of documents with the SEC and relevant states. The Fund will furnish any required consent to service of process in connection therewith.

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The Fund or the Investment Adviser shall advise Placement Agent from time to time concerning the states and other jurisdictions in which solicitations of Eligible Investors by or on behalf of the Fund may be made under the applicable Blue Sky Laws. Upon request by Placement Agent, the Fund or the Investment Adviser shall provide evidence of qualification of Interests in each applicable state or jurisdiction. The Investment Adviser shall ensure that any individual who solicits Eligible Investors in the Fund is appropriately licensed or registered in the appropriate jurisdictions before any solicitation is made in such jurisdiction.

section 4. INDEPENDENT AGENT

In performing its duties hereunder, Placement Agent shall be regarded as an independent agent. Except as specifically contemplated by Section 1(b) of this Agreement, Placement Agent shall not have any right or authority to create any obligations of any kind on behalf of either the Fund or the Investment Adviser and shall make no representation to any third party to the contrary. Placement Agent may provide services similar to those provided under this Agreement for any other person or entity on such terms as may be arranged with such person or entity, and Placement Agent shall not be required to disclose to the Fund or the Investment Adviser any fact or thing that may come to the knowledge of Placement Agent in the course of so doing.

section 5. CONFIDENTIALITY

(a) Placement Agent agrees to treat all records and other information related to the Fund as proprietary information of the Funds and, on behalf of itself and its employees, to keep confidential all such information, except that, to the extent consistent with applicable law and regulation, Placement Agent may (i) provide information to Placement Agent’s counsel and to persons engaged by the Fund or the Investment Adviser to provide services with respect to the Fund; (ii) identify, if approved in writing by the Investment Adviser, the Investment Adviser as a client of Placement Agent for Placement Agent’s sales and marketing purposes; and (iii) release information as approved in writing by the Fund, the Investment Adviser or its authorized agents, provided, however, that Placement Agent may release information without such approval if such information is requested pursuant to, or required by, law, regulation, legal process or regulatory authority; provided, further, however, that, in such event, Placement Agent shall endeavor promptly to advise the Fund of such request or requirement, to the extent practicable in advance of any actual release of information.

(b) Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5 the following information shall not be deemed confidential information: (i) information that was known to Placement Agent before receipt thereof from or on behalf of the Fund or the Investment Adviser; (ii) information that is disclosed to Placement Agent by a third person whom Placement Agent reasonably believes has a right to make such disclosure without any obligation of confidentiality to the Fund or the Investment Adviser; (iii) information that becomes generally available to the public without violation of this Agreement by Placement Agent; or (iv) information that is independently developed by Placement Agent, or those of its employees or affiliates to whom such information was not disclosed, and without reference to the Fund’s or the Investment Adviser’s information.

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section 6. TERMINATION

This Agreement shall become effective as of the date first set forth above. After this Agreement is effective, any party may terminate it (with or without cause) by at least thirty (30) days’ advance written notice to the other parties. Without limiting the generality of the foregoing, Placement Agent’s exclusion from or suspension by FINRA will automatically terminate this Agreement without notice. The provisions of Sections 5, 11, 12 and 13 shall survive any termination of this Agreement.

section 7. REPRESENTATIONS OF PLACEMENT AGENT

Placement Agent represents and warrants to the Fund that:

(a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Maine;

(b) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c) All requisite limited liability company actions have been taken to authorize it to enter into and perform this Agreement;

(d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Placement Agent, enforceable against Placement Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(f) It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of FINRA.

section 8. DUTIES AND REPRESENTATIONS OF THE FUND

(a) The Fund shall furnish to Placement Agent copies of the Offering Memorandum and supplements or amendments thereto as requested, and shall otherwise cooperate with reasonable requests for documents or other information by Placement Agent in connection with its activities hereunder. The Fund shall make available to Placement Agent the number of copies of such materials as Placement Agent shall reasonably request. The Fund recognizes and confirms that in performing the services contemplated by this Agreement, Placement Agent does not assume responsibility for the accuracy or completeness of the documents described herein.

(b) The Fund represents and warrants to Placement Agent that:

(i) It is organized and existing and in good standing under the laws of the jurisdiction of its organization;

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(ii) It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii) All proceedings required by its organizational documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv) Pursuant to its organizational documents, the Fund is authorized to issue an unlimited number of Interests in the Fund. The liability of each holder of interests in the Fund for the losses, debts and obligations of the Fund, whether arising in contract, tort or otherwise, shall generally be limited to the holder’s capital contribution to the Fund.

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) The interests have not been and will not be registered under the Act or the Blue Sky Laws of any state of the United States or any other jurisdiction. The Interests have been authorized for sale as contemplated by the Offering Memorandum. Once payment is received, the Interests issued will conform to the description contained in the Offering Memorandum, as amended or supplemented. The offer and sale of the Interests in the manner contemplated by this Agreement and the Offering Memorandum will be exempt from the registration requirements of the Act pursuant to Section 4(2) thereof and Regulation D thereunder. After giving effect to the offering and sale of Interests in the manner contemplated by this Agreement and the Offering Memorandum, the Fund will not become an investment company that is required to be registered under Section 8 of the 1940 Act. All statements of fact contained or to be contained in the Offering Memorandum are or will be true and correct in all material respects at the time indicated and the Offering Memorandum will not at any time include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Interests;

(vii) The Fund has policies, procedures and internal controls (collectively, an “AML Program”) in place designed to prevent and detect money laundering and any activity that facilitates money laundering, the funding of terrorist activities, or violations of U.S. Department of the Treasury’s Office of Foreign Assets Control regulations. The Fund’s AML Program includes, without limitation, the designation of a compliance officer, an ongoing employee training program, an independent audit function to test programs and recordkeeping, and an investor identification program;

(viii) The Interests will not be offered in jurisdictions outside of the United States, except as permitted under Section 2(f) of this Agreement; and

(ix) The Interests will be offered and sold only to Eligible Investors.

(c) The Fund shall, at its expense, amend or supplement the Offering Memorandum if, at any time, an amendment or supplement is necessary to comply with applicable laws, or is necessary to correct any materially untrue statement in the Offering Memorandum or to eliminate any material omission therein or any omission therein which makes any of the statements therein materially misleading. The Fund shall notify Placement Agent promptly (i) upon discovery of any untrue statement of a material fact in the Offering Memorandum or an omission to state therein a material fact required or necessary to make the statements therein not misleading, and/or (ii) of the occurrence of any event or change in circumstances that results in the Offering Memorandum containing an untrue statement of a material fact or omitting to state therein a material fact required or necessary to make the statements therein not misleading.

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The Fund shall not amend the Offering Memorandum without giving Placement Agent notice reasonably in advance of its effectiveness; provided, however, that nothing contained in this Agreement shall, in any way limit the Fund’s right to amend the Offering Memorandum as the Fund may deem advisable.

(d) The Fund shall advise Placement Agent promptly: (i) of any request by the SEC or any state securities examiner for amendments to the Offering Memorandum or for additional information related to the Fund; (ii) in the event of the issuance by the SEC or any state securities examiner of any stop order suspending the use of the Offering Memorandum or the initiation of any proceedings for that purpose; (iii) of the happening of any material event that makes untrue any statement made in the Fund’s then current Offering Memorandum or which requires the making of a change in such document(s) in order to make the statements therein not misleading; (iv) of all action of the SEC or any state securities examiner with respect to any amendments to the Fund; and (v) any litigation or threat of litigation by any person relating to the offering of Interests.

(e) Subject to the duties assigned to Placement Agent under this Agreement, each Fund shall bear full responsibility for conducting its operations and affairs (including the preparation of the Fund’s governing documents, the Offering Memorandum, the Subscription Application, and all Related Offering Materials) in compliance with applicable laws, including (i) those governing the private placement of Interests in accordance with Regulation D under the Act; (ii) the 1940 Act, and rules thereunder, (iii) any relevant provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder, and (iv) other applicable laws, rules and exemptions, such as (if applicable) Rule 4.5 under the Commodity Exchange Act, as amended. All restrictions relevant to the offering of Interests as may be necessary or appropriate in light of the foregoing at any time shall be set forth in the most recent version of the Offering Memorandum provided to Placement Agent by the Fund.

(f) Except as otherwise expressly provided in this Agreement, Placement Agent shall be under no duty to comply with or take any action as a result of any amendment to the Fund’s governing documents, the Offering Memorandum, the Subscription Application, any Related Offering Materials or any Fund policy. No such amendment that is materially adverse to or imposes materially different or additional duties upon the Placement Agent may be made unless Placement Agent expressly consents thereto in advance in writing. The Fund or the Investment Adviser will submit to Placement Agent for approval prior to use, the Offering Memorandum, any amendment or supplement thereto, and any other Related Offering Materials or documents distributed to Fund investors or potential investors (whether or not as part of the Placement) in which Placement Agent is mentioned.

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section 9. REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents and warrants to Placement Agent that:

(a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Illinois and is duly qualified to carry on its business in Illinois;

(b) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c) All requisite actions have been taken to authorize it to enter into and perform this Agreement;

(d) It has access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Investment Adviser, enforceable against Investment Adviser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(f) It is registered under the Advisers Act with the SEC as an as investment adviser, it will abide by the rules and regulations of the SEC, and it will notify the Fund and Placement Agent if its registration with the SEC is terminated or suspended; and

(g) It has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

section 10. STANDARD OF CARE

(a) Placement Agent shall be under no duty to take any action under this Agreement except as specifically set forth herein or as may be specifically agreed to by Placement Agent in a written amendment to this Agreement.

(b) Neither Placement Agent nor any other Placement Agent Indemnitee (as defined in Section 11) shall be liable for any action taken or for any failure to take an action based on reasonable reliance upon, and shall be indemnified by the Fund for any action taken or omitted by it in reasonable reliance upon:

(i) The written instructions of the Fund (including an officer of the Fund), or of counsel to the Fund; for purposes of this clause, procedures adopted by Placement Agent related to the implementation by Placement Agent of its obligations hereunder and the other activities contemplated to be taken by Placement Agent hereunder (acting individually or through its registered representatives) that have been reviewed and approved by the Fund or counsel to the Fund shall be deemed to be written instructions of the Fund or counsel to the Fund;

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(ii) any written instruction or certified copy of any resolution of the Board of directors, trustees or managers of the Investment Adviser or the Fund, and Placement Agent may rely upon the genuineness of any such document or copy thereof reasonably believed by Placement Agent to have been validly executed; or

(iii) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by Placement Agent to be genuine and to have been signed or presented by the Investment Adviser or the Fund or other proper party or parties;

and Placement Agent shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Placement Agent reasonably believes to be genuine.

(c) Notwithstanding anything in this Agreement to the contrary, Placement Agent shall be liable to the Fund and any of the Fund’s interest holders only for any damages arising out of Placement Agent’s failure to perform its duties under this Agreement to the extent such damages were caused by Placement Agent’s willful misfeasance, gross negligence or reckless disregard in the performance of such duties.

(d) Placement Agent shall not be liable for the delays or errors of other service providers to the Fund, including the failure by any such service provider to provide information to Placement Agent when they have a duty to do so (irrespective of whether that duty is owed specifically to Placement Agent or a third party).

section 11. INDEMNIFICATION

(a) Notwithstanding anything in this Agreement to the contrary, Placement Agent shall not be responsible for, and the Fund and the Investment Adviser will indemnify, defend and hold Placement Agent, its employees, agents, directors and officers and any person who controls Placement Agent within the meaning of section 15 of the Act or section 20 of the 1934 Act (the “Placement Agent Indemnitees”) free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Placement Agent Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, arising out of or based upon (collectively, “Placement Agent Claims”):

(i) any material action (or omission to act) of Placement Agent or its agents taken in connection with this Agreement; provided that such action (or omission to act) is taken without willful misfeasance, gross negligence or reckless disregard by Placement Agent of its duties and obligations under this Agreement;

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(ii) any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials or necessary to make the statements in any the Offering Memorandum or Related Offering Materials not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund or the Investment Adviser in connection with the preparation of such Fund’s Offering Memorandum or Related Offering Materials by or on behalf of Placement Agent;

(iii) any material breach of the agreements, representations, warranties and covenants by the Fund and the Investment Adviser in this Agreement; or

(iv) the reliance on or use by Placement Agent or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Funds or the Investment Adviser.

(b) The Fund and the Investment Adviser may assume the defense of any suit brought to enforce any Placement Agent Claim and may retain counsel of good standing chosen by such Fund and the Investment Adviser and approved by the relevant Placement Agent Indemnitee(s), which approval shall not be withheld unreasonably. The Fund and the Investment Adviser shall advise the Placement Agent Indemnitee(s) that they will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Fund and the Investment Adviser assume the defense of any such suit and retain counsel, the Placement Agent Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain. If the Fund and the Investment Adviser do not assume the defense of any such suit, or if the Placement Agent Indemnitee(s) does not approve of counsel chosen by the Fund and the Investment Adviser or has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Fund and the Investment Adviser, the Fund and the Investment Adviser will reimburse any Placement Agent Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Placement Agent Indemnitee shall not settle or confess any claim without the prior written consent of the Fund and the Investment Adviser, which consent shall not be unreasonably withheld or delayed.

(c) Notwithstanding anything in this Agreement to the contrary, the Fund shall not be responsible for, and Placement Agent will indemnify, defend, and hold each Fund, the Investment Adviser and their respective officers and directors (collectively, the “Fund Indemnitees”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith), that any Fund Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon (collectively, “Fund Claims”):

(i) any material action (or omission to act) of Placement Agent or its agents taken in connection with this Agreement; provided that such action (or omission to act) is the result of willful misfeasance, gross negligence or reckless disregard by Placement Agent of its duties and obligations under this Agreement;

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(ii) any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials or necessary to make the statements in the Offering Memorandum or Related Offering Materials not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of Placement Agent in connection with the preparation of the Offering Memorandum or Related Offering Materials; or

(iii) any material breach of the agreements, representations, warranties and covenants by Placement Agent in this Agreement.

(d) Placement Agent may assume the defense of any suit brought to enforce any Fund Claim and may retain counsel of good standing chosen by Placement Agent and approved by the relevant Fund Indemnitee(s), which approval shall not be withheld unreasonably. Placement Agent shall advise the Fund Indemnitee(s) that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If Placement Agent assumes the defense of any such suit and retains counsel, the Fund Indemnitee(s) shall bear the fees and expenses of any additional counsel that they retain. If Placement Agent does not assume the defense of any such suit, or if the Fund Indemnitee(s) does not approve of counsel chosen by Placement Agent or has been advised that it may have available defenses or claims that are not available to or conflict with those available to Placement Agent, Placement Agent will reimburse any Fund Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that person retains. A Fund Indemnitee shall not settle or confess any claim without the prior written consent of Placement Agent, which consent shall not be unreasonably withheld or delayed.

(e) Each party’s obligations to provide indemnification under this Section are conditioned upon that party receiving notice of any action brought against a Placement Agent Indemnitee or Fund Indemnitee, respectively, by the person against whom such action is brought as promptly as reasonably possible after the summons or other first legal process is served. Such notice shall refer to the person or persons against whom the action is brought. The failure to provide such notice shall not relieve the party entitled to such notice of any liability that it may have to any Placement Agent Indemnitee or Fund Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(f) The provisions of this Section and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Placement Agent Indemnitee or Fund Indemnitee and shall survive the sale and redemption of any Interests made pursuant to subscriptions obtained by Placement Agent and the termination of this Agreement. The indemnification provisions of this Section will inure exclusively to the benefit of each person that may be a Placement Agent Indemnitee or Fund Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

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(g) Each party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Interests.

(h) Nothing contained herein shall require the Fund to take any action contrary to any provision of its Offering Memorandum or any applicable statute or regulation or shall require Placement Agent to take any action contrary to any provision of its governing documents or any applicable statute or regulation; provided, however, that neither the Fund nor Placement Agent may amend the Offering Memordanum or Related Offering Materials or their respective governing documents in any manner that would result in a violation of a representation or warranty made in this Agreement.

(i) No party hereto shall be liable for any consequential, special or indirect losses or damages suffered by another party hereto, whether or not the likelihood of such losses or damages was known by the party.

section 12. COMPENSATION AND EXPENSES

(a) The Fund acknowledges that Placement Agent will enter into a separate services agreement with the Investment Adviser pursuant to which the Investment Adviser will compensate Placement Agent and reimburse certain expenses of Placement Agent in consideration of services provided by Placement Agent to Investment Adviser with respect to the Fund.

(b) Placement Agent may receive a placement fee from the Fund in connection with the sale of Interests by Financial Intermediaries, which fee shall be paid to such Financial Intermediaries pursuant to a Sub-Placement Agent Agreement entered into by and between Placement Agent and each Financial Intermediary.

(c) The Fund will pay, or will cause to be paid, all costs and expenses relating to (i) the preparation and photocopying or printing of its Offering Memorandum, and all amendments and supplements thereto, and Related Offering Materials; (ii) the exemption from registration or qualification of Interests for offer and sale under Regulation D and under all relevant Blue Sky Laws; (iii) the furnishing to Placement Agent of copies of each Fund’s Offering Memorandum and all amendments or supplements thereto and of Related Offering Materials and other documents reasonably requested by Placement Agent, in such quantities as may be reasonably requested by Placement Agent, including costs of shipping and mailing; (iv) fees and disbursements of counsel to the Fund in connection with the organization and maintenance of the Fund and the transactions contemplated by this Agreement; and (v) all other expenses of the Fund which are not the express obligations of Placement Agent as set forth in this Agreement.

(d) As between Placement Agent and each Fund, Placement Agent shall pay all expenses relating to its broker-dealer qualification.

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section 13. MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

(c) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(d) The liability and obligation of the Fund under or in connection with this Agreement is several (and not joint), whether or not so stated elsewhere.

(e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by all parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Any notice required or permitted to be given hereunder by any party to the other parties shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Placement Agent, the Fund or the Investment Adviser, as the case may be. Notice shall be given to each party at the following addresses:

If to Placement Agent:

Foreside Fund Services, LLC

Three Canal Plaza, Suite 100

Portland, ME 04101

Attn: Legal/Compliance

Fax: (207) 553-7151

If to the Fund:

Vivaldi Asset Management LLC

1622 Willow Road, Suite 101

Northfield, IL 60093

Attn: Michael D. Peck

Fax: (847) 386-2913

Phone: (847) 386-2903

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If to the Investment Adviser:

Vivaldi Asset Management LLC

1622 Willow Road, Suite 101

Northfield, IL 60093

Attn: Michael D. Peck

Fax: (847) 386-2913

Phone: (847) 386-2903

(i) Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability.

(j) Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by either party without the written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(k) No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

[Balance of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

INFINITY CORE ALTERNATIVE FUND

By: ______________________________

Name:

Title:

VIVALDI ASSET MANAGEMENT LLC

By: ______________________________

Name:

Title:

FORESIDE FUND SERVICES, LLC

By: ______________________________

Mark A. Fairbanks

President

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PRIVATE PLACEMENT AGENT AGREEMENT

Exhibit A

Infinity Core Alternative Fund

B-1